EXHIBIT 99(a)(1)(D)

ELECTION FORM

Caliper Technologies Corp.

605 Fairchild Drive
Mountain View, CA 94043-2234
Attn: Richard Butts

      I have received Caliper Technologies Corp.’s (“Caliper” or the “Company”) Offer to Exchange and Summary of Terms dated October 16, 2002, sent to employees of Caliper or its subsidiaries that hold options, other than options granted on August 20, 2001, to purchase Common Stock of the Company under the Company’s 1999 Equity Incentive Plan, as amended (the “Plan”), with an exercise price per share of $100 or less (the “Eligible Options”). Defined terms not explicitly defined herein but defined in the Offer to Exchange, shall have the same definitions as in the Offer to Exchange.

      Pursuant to the terms of the Offer, I elect to have one or more Eligible Options held by me, as specified below, cancelled in exchange for a right to receive Replacement Options, as that term is defined in the Offer. I hereby agree that, unless I revoke my election before 5:00 p.m., Pacific Standard Time, on November 19, 2002 (or a later expiration date if Caliper extends the Offer), my election will be irrevocable, and if accepted by Caliper, such surrendered Eligible Options will be cancelled in their entirety on November 19, 2002. I understand that, subject to my continuous employment with Caliper or its subsidiaries through the grant date of the Replacement Option, I will have the right to receive a Replacement Option, to be granted on May 20, 2003 (or a later date if Caliper extends the Offer) (the “Replacement Options Grant Date”), covering the same number of shares of Common Stock as were covered by my Eligible Options that were cancelled.

☐	I ACCEPT THE OFFER AND HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer, the following Eligible Option(s):

Option	Option Grant	Exercise Price of
Number	Date	Option

      I agree to deliver to Caliper the original stock option grant form(s) for my Eligible Options upon request. I acknowledge that I will have no right to exercise all or any part of any cancelled options after the date of this election (unless I revoke this election), and that such options will be cancelled.

      I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Caliper (except on an at-will basis). I understand that I will not receive Replacement Options in exchange for the Eligible Options I am hereby electing to cancel if I am not employed by Caliper on the Replacement Options Grant Date. I agree that Caliper has made no representations or warranties to me regarding this Offer or the future pricing of Caliper’s Common Stock, and that my participation in this Offer is at my own discretion.

      I agree that Caliper shall not be liable for any costs, taxes, loss or damage that I may incur through my election to participate in this Offer.

☐	I DO NOT ACCEPT THE OFFER to exchange options.

Date:

Optionee Signature
Name:

(Please print)

      Caliper hereby agrees and accepts this Election Form, and such acceptance shall be binding on Caliper’s successors, assigns and legal representatives:

CALIPER TECHNOLOGIES CORP.

By:	Date:

Title: